INDEPENDENT AUDITORS’ CONSENT

Mosaic Equity Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 2-80805 of our report dated February 10, 1999 appearing in the Mosaic Equity Trust Annual Report to Shareholders for the year ended December 31, 1998 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Financial Statements and Other Additional Information" in the Statement of Additional Information, which are parts of such Registration Statement.

(signature)

DELOITTE & TOUCHE LLP

Princeton, New Jersey

September 27, 1999